Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-1 No. 333-234349) of Better Choice Company Inc.,
(2) Registration Statement (Form S-1 No. 333-251241) of Better Choice Company Inc.,
(3) Registration Statement (Form S-8 No. 333-262340) of Better Choice Company Inc., and
(4) Registration Statement (Form S-8 No. 333-257986) of Better Choice Company Inc.;
of our report dated March 30, 2021 (except Note 1, as to which the date is March 29, 2022), in the Annual Report on Form 10-K of Better Choice Company Inc. for the year ended December 31, 2020, with respect to the consolidated financial statements of Better Choice Company Inc., included in this Form 10-K/A.

/s/ Ernst & Young LLP

Louisville, KY
March 29, 2022